                                                                     Exhibit 4.8


                          Acquisition Financing Note

                                                               Chicago, Illinois
$19,500,000.00                                                      May 18, 1998

     On the Acquisition Financing Termination Date, for value received, the undersigned, Everest Healthcare Services Corporation, a Delaware corporation (the "Company"), hereby promises to pay to the order of Harris Trust and Savings Bank (the "Lender), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of (i) Nineteen Million Five Hundred Thousand Dollars ($19,500,000.00), or (ii) such lesser amounts as may at the time of maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Acquisition Financing Loans owing from the Company to the Lender under the Credit Agreement hereinafter mentioned.

     This Note evidences Acquisition Financing Loans constituting part of a "Domestic Rate Portion" and "LIBOR Portions" as such terms are defined in that certain Second Amended and Restated Credit Agreement dated as of May 18, 1998, among the Company, Harris Trust and Savings Bank, individually and as Agent thereunder, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") made and to be made to the Company by the Lender under the Credit Agreement, and the Company hereby promises to pay interest at the office specified above on each Acquisition Financing Loan evidenced hereby at the rates and at the times specified therefor in the Credit Agreement.

     Each Acquisition Financing Loan made under the Credit Agreement by the Lender to the Company against this Note, any repayment of principal hereon, the status of such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side of this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side of this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid balance of this Note and the status of each loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

     This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayment are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     The Company hereby promises to pay all reasonable costs and expenses (including reasonable attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of law.

                                       Everest Healthcare Services
                                         Corporation


                                       By /s/ John B. Bourke
                                          -----------------------------
                                          Name  John B. Bourke
                                                -----------------------
                                          Title    CFO
                                                -----------------------


                                      -2-